As filed with the Securities and Exchange Commission on February 5, 2003
                                               SEC FILE NO. 000-30239

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             UNICO, INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                   ARIZONA                            86-0205130
       -------------------------------              -------------
       (State or other jurisdiction of              (IRS Employer
       incorporation or organization)             Identification No.)

                 6475 Grandview Avenue
                      P.O. Box 777
                   Magalia, California                95954
   ----------------------------------------         ---------
   (Address of Principal Executive Offices)         (Zip Code)


                       2003 Stock Plan for Consultants
                       -------------------------------
                            (Full title of the plan)

                               Ray C. Brown
                           6475 Grandview Avenue
                                P.O. Box 777
                         Magalia, California  95954
                  ---------------------------------------
                  (Name and address of agent for service)

                               (530) 873-4394
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

_____________________________________________________________________________
                                   Proposed    Proposed
                                   Maximum     Maximum
Title of Securities    Amount      Offering    Aggregate    Amount of
to be Registered       to be       Price Per   Offering     Registration
                    Registered     Share(1)    Price        fee
______________________________________________________________________________

Common Stock,
Par Value $0.10
per share           2,000,000      $0.095      $190,000     $17.48
______________________________________________________________________________


(1) Pursuant to rules 457(h) and 457(c) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee is the average of the bid and asked price of the Common Stock as of January 30, 2003
_____________________________________________________________________________
                                      1
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                                     PART I

               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The document(s) containing information specified by Part I Items 1 and 2 of this Form S-8 Registration Statement (the "Registration Statement") have been or will be sent or given to participants in the plan listed on the cover page of the Registration Statement (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Item 2.   Registrant Information and Employee Plan Annual Information.

     See response to Item 1 above.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents previously filed with the Commission by Unico, Incorporated, an Arizona corporation ("Unico" or the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), are hereby incorporated by reference in this Prospectus and Registration Statement:

       (1) Unico's annual report on Form 10-KSB for the fiscal year ended February 28, 2002;

       (2) Unico's quarterly report on Form 10-QSB for the fiscal quarter ended May 31, 2002;

       (3) Unico's quarterly report on Form 10-QSB for the fiscal quarter ended August 31, 2002;

       (4) Unico's quarterly report on Form 10-QSB for the fiscal quarter ended November 30, 2002;

       (5) All other reports filed by Unico pursuant to Sections 13(a) or 15(d) of the Exchange Act since February 28, 2002; and

        (6) The description of Unico's common stock contained in Unico's registration statement on Form 10-SB filed April 6, 2000, effective 60 days thereafter, in the section entitled "Description of Securities" contained on page 18 of Draco's registration statement (Commission file no. 000-30239).

     All other documents filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the shares being offered hereby will be passed upon for Unico by Robert N. Wilkinson, Esq., counsel to the Company. Mr. Wilkinson receives cash payments from Unico as compensation for legal services.

Item 6.   Indemnification of Directors and Officers.

     The only statutes, charter provisions, by-laws, contracts or other arrangements under which any controlling person, director or officer of Unico is insured or indemnified in any manner against any liability which he may incur in that capacity, are as follows:

     A. Section 10-202 B. and sections 10-850 through 10-858 of the Arizona Revised Statutes offer limitation of liability protection for officers and directors and/or indemnification protection of officers, directors, employees and agents of Unico, and provide as follows:

Section 10-202. Articles of incorporation and certificate of disclosure; violation; classification.

B.  The articles of incorporation may set forth:

     1. A provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:

          (a) The amount of a financial benefit received by a director to which the director is not entitled.

          (b) An intentional infliction of harm on the corporation or the shareholders.

          (c)  A violation of Section 10-833.

          (d)  An intentional violation of criminal law.

     2. A provision permitting or making obligatory indemnification of a director for liability, as defined in Section 10-850, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the exceptions described in paragraph 1, subdivisions
(a), (b), (c) and (d) of this subsection.

     3.  Any other provision, not inconsistent with law.

Section 10-850. Definitions

     In this article, unless the context otherwise requires:
                                3
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     1.  "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

     2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. Director includes the estate or personal representative of a director.

     3. "Expenses" includes attorney fees and all other costs reasonably related to a proceeding.

     4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that they have been or may be incurred.

     5. "Officer" means an individual who is or was an officer of a corporation or an individual who, while an officer of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. An officer is considered to be serving an employee benefit plan at the corporation's request if the officer's duties to the corporation also impose duties on or otherwise involve services by the officer to the plan or to participants in or beneficiaries of the plan. Officer includes the estate or personal representative of an officer.

     6. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used, with respect to an officer as contemplated in Section 10-856, the office in a corporation held by the officer. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

     7. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five percent of the outstanding shares of any class of stock of the corporation or of any affiliate of the corporation.

     8. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

     9. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851. Authority to indemnify

A. Except as provided in subsection D of this section and in Section 10-854, a corporation may indemnify an individual made a party to a proceeding because either:

     1. The individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

          (a) The individual's conduct was in good faith.

          (b) The individual reasonably believed:

               (i) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

               (ii) In all other cases, that the conduct was at least not opposed to its best interests.

          (c) In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful.

     2. The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to Section 10-202, subsection b, paragraph 2.

B. A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection A, paragraph 2, subdivision (a) of this section.

C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

D.  A corporation may not indemnify a director under this section either:

     1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation.

     2. In connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 10-852. Mandatory indemnification

A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

B. Unless limited by its articles of incorporation, Section 10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 10-851, subsection A and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

C. A corporation shall not provide the indemnification or advancement of expenses described in subsection B of this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in Section 10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment under Section 10-
854. A corporation shall not delay payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

Section 10-853. Advance for expenses

A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if both of the following conditions exist:

     1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 10-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation pursuant to Section 10-202, subsection B, paragraph 1.

     2. The director furnishes the corporation with a written undertaking, executed personally or on the director's behalf, to repay the advance if the director is not entitled to mandatory indemnification under Section 10-852 and it is ultimately determined under Section 10-854 or 10-855 that the director did not meet the standard of conduct.

B. The undertaking required in subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

C. Authorizations of payments under this section shall be made in a manner consistent with Section 10-830 or 10-842.

D. This section does not apply to advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to Section 10-852.

Section 10-854. Court order indemnification.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advance for expenses if it determines either:

     1. The director is entitled to mandatory indemnification under Section 10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court order indemnification.

     2. The director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 10-851 or was adjudged liable as described in Section 10-851, subsection D, but if the director was adjudged liable under Section 10-851, subsection D, indemnification is limited to reasonable expenses incurred.

Section 10-855. Determination and authorization of indemnification

A. A corporation may not indemnify a director under Section 10-851 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-851.

B.  The determination shall be made either:

     1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

     2.  By special legal counsel:

          (a) Selected by majority vote of the disinterested directors.

          (b) if there are no disinterested directors, selected by majority vote of the board.

     3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

C. Neither special legal counsel nor any shareholder has any liability whatsoever for a determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with Section 10-830.

D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

Section 10-856. Indemnification of officers

A. A corporation may indemnify and advance expenses under this article to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation as follows:

     1.  To the same extent as a director.
                                7
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     2.  If the individual is an officer but not a director, to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for:

          (a) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

          (b) Liability arising out of conduct that constitutes:

               (i) Receipt by the officer of a financial benefit to which the officer is not entitled.

               (ii) An intentional infliction of harm on the corporation or the shareholders.

               (iii) An intentional violation of criminal law.

B. Subsection A, paragraph 2 of this section applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer.

C. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 10-852, subsection A and may apply to a court under Section 10-854 for indemnification or an advance for expenses, in each case to the same extent to which a director is entitled to indemnification or advance for expenses under those sections.

Section 10.857.  Insurance

     A corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this article.

Section 10-858. Application of article

A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If articles of incorporation limit indemnification or advances for expanses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

B. This articles does not limited a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at the time when the director has not been made a named defendant or respondent to the proceeding.
                                8
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C. This article does not limit a corporation's power to indemnify, advance expenses or maintain insurance on behalf of an employee or agent.

     B. Article IX of Unico's articles of incorporation provides for indemnification of the officers, directors and stockholders of Unico. It provides as follows:

                            ARTICLE IX

                   EXEMPTION OF PRIVATE PROPERTY
                 AND INDEMNIFICATION OF DIRECTORS

     The private property of the incorporators, stockholders, directors and officers of the corporation shall be forever exempt from its debts and obligations; and no share of stock of any class shall ever be subject to assessment or levy of any kind or character. The corporation shall indemnify its officers, directors and stockholders from all liability of any type or sort whatever, as may exist as a direct or indirect result of their status or actions as such officer, director or stockholder, except as may arise due to the gross negligence or willfull misconduct of any such person.

     C. Unico has no provision in its by-laws which gives indemnification rights to its officers, directors or controlling persons to protect against liabilities that may arise against them in those capacities.

     D. Unico has no directors and officers insurance or any other type of insurance that insures its officers, directors or controlling persons against liabilities that may arise against them in those capacities.

Item 7.   Exemption from Registration.

     Not applicable.

Item 8.   Exhibits.

  Exhibit
    No.        Description
  -------      ---------------------------------------------------------------

  5.01 Opinion of Robert N. Wilkinson, Esq. regarding legality of Common Stock to be issued pursuant to the Registration Statement.

  23.01 Consent of HJ & Associates, LLC, current independent auditors for the Company

  23.02        Consent of Robert N. Wilkinson, Esq. (contained in Exhibit
               5.01)

  24.01        Power of Attorney (contained in Signatures area)


Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:
                                9
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          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events
                    arising after the effective of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in
                                10
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connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                11
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Magalia, state of California, on the 31st day of January, 2003.

                                   UNICO, INCORPORATED

                                   By/s/ Ray C. Brown
                                   --------------------------------------
                                   Ray C. Brown, Chief Executive Officer,
                                   Chief Financial Officer and Chief
                                   Accounting Officer


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ray C. Brown, with power of substitution, as his true and lawful attorney-in-fact in all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and
Exchange Commission,   hereby ratifying and confirming all that said attorney-
in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on this 31st day of January, 2003.


                              /s/ Ray C. Brown
                              -------------------------------------
                              Ray C. Brown
                              Director

                              /s/ Kenneth R. Brown
                              -------------------------------------
                              Kenneth R. Brown
                              Director

                              /s/ Kiyoshi Kasai
                              -------------------------------------
                              Kiyoshi Kasai
                              Director


                              /s/ David F. Poisson
                              -------------------------------------
                              David F. Poisson
                              Director

                              /s/ C. Wayne Hartle
                              -------------------------------------
                              C. Wayne Hartle
                              Director
                                12
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                          EXHIBIT INDEX

  Exhibit
    No.        Description
  -------      ---------------------------------------------------------------
  5.01         Opinion of Robert N. Wilkinson, Esq. regarding legality of
               Common Stock to be issued pursuant to the Registration
               Statement.

  23.01 Consent of HJ & Associates, LLC, current independent auditors for the Company

  23.02        Consent of Robert N. Wilkinson, Esq. (contained in Exhibit
               5.01)

  24.01        Power of Attorney (contained in Signatures area)

                                13
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